Exhibit 10.4

ANCHOR MUTUAL SAVINGS BANK
PHANTOM STOCK PLAN

Originally Effective July 1, 2002
Amended and Restated Effective January 1, 2005
Including Amendments Through June 30, 2006

          1.          Purpose of Plan. The Anchor Mutual Savings Bank Phantom Stock Plan (the “Plan”) is intended to provide incentives to Participants to perform their duties in a manner that enhances the value of the Bank. This in turn will provide Participants with the opportunity to earn significant benefits commensurate with such performance and value creation. While the Participants are employed (or provide services, in the case of the Bank’s trustees), the value of their Phantom Stock will adjust to reflect changes in the Bank’s value. After separation from service, there will not be an adjustment in the value of a Participant’s Phantom Stock. Under the retirement portion of the Plan, when the Participant attains his Retirement Age, the value of his Phantom Stock will be the basis for an annual Plan benefit paid over a specified number of years. Under the option portion of the Plan, after a specified period of time, the Participant will be entitled to a distribution of that option benefit. The option benefit may be kept in the Plan for future distribution.

          The Plan is amended and restated effective January 1, 2005, except where otherwise provided herein or required by applicable law. The Plan also is intended to comply with the applicable requirements of Section 409A of the Code, and shall be administered and interpreted accordingly.

          The rights of any person who terminates employment on or before any amendment to this Plan shall be determined solely under the terms of the Plan in effect as of the date of his termination of employment, unless such person again becomes a Participant hereunder, or unless otherwise required by Section 409A of the Code or other applicable law.

          2.          Definitions. The following definitions are applicable to the Plan:

          Affiliate shall mean an entity required to be treated as a single employer with the Bank pursuant to Section 414(b) or 414(c) of the Code.

          Agreement shall mean the written agreement entered into between the Bank, on the one hand, and a Participant, on the other hand, with respect to the grant of an Award or an entitlement to receive an Award. A separate Agreement may be entered into with respect to each Award or an Agreement may be entered into with respect to multiple Awards (including current grants and grants to be earned in the future).

          Award shall mean the grant of Phantom Stock to a Participant. An Award may be either a Phantom Stock Retirement Award, a Phantom Stock Option Award or both.

          Bank shall mean Anchor Mutual Savings Bank, and any successor to all or substantially all of the Bank’s assets or business.

          Beneficiary shall mean one or more persons, estates or other entities, designated in accordance with Paragraph 19 that are entitled to receive benefits under this Plan upon the death of a Participant.

          Board shall mean the board of trustees of the Bank.

          Change in Control shall mean the occurrence of any one of the following events:

(a)	When the Bank is in the “mutual” form of organization, a “Change in Control” shall be deemed to have occurred if:

(i)

as a result of, or in connection with, any merger or other business combination, sale of assets, or any combination of the foregoing transactions, or any similar transaction, the persons who were non-employee Trustees before such transaction cease to constitute a majority of the Board or the board of directors of any successor to the Bank; or

	(ii)	the Bank transfers substantially all of its assets to another Bank or entity which is not an affiliate or a wholly-owned subsidiary of the Bank.

(b)	A “Change in Control” shall be deemed to have occurred if:

(i)

the Bank reorganizes into a mutual holding company structure and the mutual holding company issues shares to the general public, or the Bank converts from the mutual to the stock form of organization and the stock organization issues shares to the general public;

(ii)

as a result of, or in connection with, any initial public offering, tender offer or exchange offer, merger or other business combination, sale of assets or contested election, any combination of the foregoing transactions, or any similar transaction, the persons who were trustees before such transaction cease to constitute a majority of the Board or the board of directors of any successor to the Bank;

	(iii)	the Bank transfers substantially all of its assets to another bank which is not a wholly-owned subsidiary of the Bank;

(iv)

any “person” including a “group” is or becomes the “beneficial owner,” directly or indirectly, of securities of the Bank representing ten percent (10%) or more of the combined voting power of the Bank’s outstanding securities (with the terms in quotation marks having the meaning set forth under the federal securities laws); or

(v)

the Bank is merged or consolidated with another bank and, as a result of the merger or consolidation, less than fifty-one percent (51%) of the outstanding voting securities of the surviving or resulting bank is owned in the aggregate by the former stockholders of the Bank.

          The term “Change in Control” does not include an acquisition of securities by an employee benefit plan of the Bank or an acquisition of securities of the Bank in consideration for a contribution of capital to the Bank.

          Effective January 1, 2005, no event shall be considered a Change in Control unless there occurs a “change in the ownership of the Bank”, a “change in the effective control of the Bank”, or a “change in the ownership of a substantial portion of the Bank’s assets”, all within the meaning of Section 409A. The preceding sentence shall be applied using the least restrictive interpretation of each applicable Change in Control event under Section 409A.

          Code shall mean the Internal Revenue Code of 1986, as amended.

          Committee shall mean the Board or such Committee as the Board shall appoint to administer the Plan.

          Continuous Service shall mean the absence of any interruption or termination of service as an Executive. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Bank. The determination of the length of a Participant’s Continuous Service shall be determined by the Committee in its sole discretion and shall be binding on all persons.

          Disability shall mean a disability for which a Participant qualifies for permanent disability benefits under the Participant’s long-term disability plan sponsored by the Bank, or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for permanent disability benefits under such a plan had the Participant been a participant in such a plan, as determined in the sole discretion of the Committee. Effective January 1, 2005, the term “Disability” shall mean the Participant is unable to engage in any substantial activity by reason of any physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The determination of whether a Participant is Disabled shall be determined by the Committee in its sole discretion, but subject to Section 409A.

          Executive shall mean a person who is designated as a Senior Management Employee by the Board.

          Fifth Anniversary shall mean, with respect to any grant of a Phantom Stock Option Award, the fifth anniversary of the Grant Date of that Award.

          Grant Date shall mean the date on which an Award is granted to the Participant by the Committee.

          Monthly Benefit shall be the monthly amount payable over the number of months required by the appropriate provision of this Plan. A Participant’s Monthly Benefit shall be determined by the Committee in its sole discretion.

          Net Worth shall mean the consolidated net worth of the Bank and its subsidiaries as stated in its audited financial statements. Unaudited financial statements may be used to determine Net Worth if determined to be necessary or appropriate by the Committee. Net Worth shall be determined by excluding any extraordinary or nonrecurring items as the Committee determines to be appropriate.

          Net Worth Appreciation or Depreciation shall mean the increase or decrease in Net Worth.

          Participant shall mean an Executive or a Trustee who is selected by the Committee to participate in the Plan and with whom the Bank enters into an Agreement.

          Phantom Stock shall mean the hypothetical shares or other measurement units awarded under the Plan that form the basis of determining the Participant’s Phantom Stock Benefit.

          Phantom Stock Account shall mean the account(s) established and maintained for the Participant pursuant to Section 7 hereof.

          Phantom Stock Benefit shall mean at any time the excess of the hypothetical value of a Participant’s Phantom Stock Account as of the most recent Valuation Date over the hypothetical value of his Phantom Stock Account as of the Grant Date. The Phantom Stock Benefit may be determined separately with respect to each separate Award that is granted under the Plan.

          Phantom Stock Retirement Award shall mean an Award that provides the Phantom Stock Benefit described in Section 12.

          Phantom Stock Option Award shall mean an Award that provides the Phantom Stock Benefit described in Section 13.

          Plan shall mean this Anchor Mutual Savings Bank Phantom Stock Plan, as in effect from time to time.

          Retirement Age shall mean with respect to each Participant the age set forth in the Participant’s Agreement.

          Section 409A shall mean Section 409A of the Code and any regulations or other guidance of general applicability issued thereunder.

          Termination for Cause shall mean a Separation From Service on account of “cause”, as that term (or a similar term) is defined in the Participant’s employment contract with the Bank. If no such employment contract is in effect, or the Participant is a Trustee, “cause” shall mean (1) gross negligence in the performance of duties or gross neglect of duties; (2) commission of a misdemeanor involving moral turpitude or a felony; (3) fraud, disloyalty or willful violation of any law or significant policy of the Bank committed in connection with the Participant’s employment and resulting in an adverse effect on the Bank; or (4) while in the employment of the Bank, accepting additional employment with or providing services to or becoming a director or trustee of a competing entity.

          Separation From Service shall mean, in the case of an Executive, the severing of employment with the Bank or an Affiliate, voluntarily or involuntarily, for any reason other than a Termination for Cause. In the case of a Trustee, the term “Separation From Service” shall mean the ceasing of providing services to the Board, voluntarily or involuntarily, for any reason. Whether a Separation of Service takes place is determined based on the facts and circumstances surrounding the termination of the Participant’s employment or service and whether the Bank and the Participant intended for the Participant to provide significant services for the Bank or an Affiliate following such termination. A Separation From Service will not be considered to have occurred if:

(a)          the Participant continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)          the Participant continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

Notwithstanding anything herein to the contrary, no Participant shall be considered to have experienced a Termination of Service unless his termination of employment or service with the Bank would constitute a “separation from service” within the meaning of Section 409A.

          Trustee shall mean a person serving in the capacity of a member of the Board after the effective date of the Plan. The person may be either an “Inside Trustee” or an “Outside Trustee”, as determined by the Committee in its sole discretion.

          Valuation Date shall mean each March 31, and the last day of the calendar month immediately preceding a Change in Control.

          Vested Interest shall mean the portion of the Participant’s Phantom Stock Benefit in each Award that is vested at any time.

          Year of Service shall mean a 12-month period of Continuous Service with the Bank or an affiliated entity. For purposes of determining a Participant’s Vested Interest in a Phantom Stock Award, only Continuous Service after the Grant Date of that Award shall be taken into account. For all other purposes under the Plan, all Continuous Service shall be taken into account. If a Participant has a period of Continuous Service that is less than twelve months (a “Partial Year Period”), then a full Year of Service shall be credited for that Partial Year Period if such Partial Year Period exceeds six months. Also, solely for purposes of determining a Participant’s share of an Award granted under Section 6, a Participant that simultaneously performs Continuous Service as both an Executive and a Trustee shall be credited with double Continuous Service for the period of time that such simultaneous service as an Executive and a Trustee is performed (with Partial Year Periods being determined separately with respect to employment while an Executive and service performed as a Trustee). For example, if a Participant performs simultaneous service as both an Executive and a Trustee for 10 years and 8 months, then that Participant shall be credited with respect to that period with twenty-two Years of Service (ten complete years, plus one Partial Year Period of more than six months, totaling eleven Years of Service, times two). For purposes of determining an Outside Trustee’s Vested Interest in Awards granted to him with respect to his status as an Outside Trustee, the Outside Trustee shall be credited with his Years of Service as an Inside Trustee.

          3.          Administration. The Plan shall be administered by the Committee. The members of the Committee shall be appointed, removed and/or substituted from time to time by the Board. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion to (a) select Participants; (b) determine the individual Awards granted under the Plan; (c) determine the terms and conditions upon which Awards shall be granted under the Plan; (d) prescribe the form and terms of the Agreements; (e) determine the hypothetical value of Phantom Stock units, Phantom Stock Accounts and of Phantom Stock Benefits; (f) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan, and (g) decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be acts of the Committee. Members of the Committee may participate under the Plan. Any individual serving on the Committee who is a Participant in the Plan shall not vote or act on any matter relating solely to himself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by the Bank, a Participant, the Board, or a professional advisor to the Bank or the Board. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with legal counsel who may be legal counsel to the Bank. The Plan shall be administered and interpreted in accordance with Section 409A.

          4.          Aggregate Shares of Phantom Stock. The maximum number of Phantom Stock units that may be awarded under the Plan shall not exceed four hundred and fifty thousand (450,000). If any Phantom Stock awarded under the Plan shall be forfeited or canceled, such Phantom Stock may again be awarded under the Plan. Phantom Stock shall be granted at such times and shall be subject to such terms and conditions as set forth in the Agreements.

          5.          Participation. The Committee may select Executives and Trustees from time to time to become Participants in the Plan. As a condition of participation, the Participant shall enter into an Agreement with the Bank relating to the grant of an Award to the Participant or the Participant’s entitlement to earn Awards under the Plan, which Agreement shall comply with Section 409A, if applicable. Executives and Trustees approved for participation will be notified of their selection as soon after approval as practicable.

          6.          Phantom Stock Awards.

(a)

The number of Phantom Stock units to be awarded to a Participant and the hypothetical unit value of such Phantom Stock units shall be determined by the Committee as of the applicable Grant Date, and shall be set forth in the Participant’s Agreement. More than one Award or type of Award may be made to a Participant. Phantom Stock, when granted, shall evidence the right of a Participant to receive the Phantom Stock Benefit, subject to the terms and conditions of the Plan and the Participant’s Agreement.

(b)

Unless the Committee determines to allocate Awards in a different manner, Awards shall be granted as provided for in Sections 6(b) through 6(f): Eighty-six percent (86%) of any grant of Phantom Stock Awards shall be made on behalf of Executives (referred to in this Section 6 as “Executive Awards”). Seventy-five percent (75%) of such Executive Awards shall be Phantom Stock Retirement Awards, to be allocated as provided for in Section 6(d). The other twenty-five percent (25%) of such Executive Awards shall be Phantom Stock Option Awards, to be allocated as provided for in Section 6(e). The remaining fourteen percent (14%) of any grant of Phantom Stock Awards shall be made on behalf of Trustees (referred to in this Section 6 as “Trustee Awards”), to be allocated as provided for in Section 6(f). This allocation shall not apply to Phantom Stock Retirement Awards granted pursuant to Section 6(c).

(c)	In the event an Executive attains his Retirement Age and is or thereafter becomes a Trustee, an additional Phantom Stock Retirement Award may be granted to that

Executive. The aggregate value of this additional Phantom Stock Retirement Award shall be determined by the Committee. If more than one Executive is eligible for an Award under this Section 6(c), then the aggregate Award shall be divided equally among the number of Executives entitled to share in this Award, unless the Committee determines that the Award shall be determined in a different manner.

(d)

A grant of Phantom Stock Retirement Awards to selected Executives pursuant to Section 6(b) shall be allocated among those Executives by multiplying the aggregate number of the Phantom Stock Retirement Awards granted to those Executives by each Executive’s most recent normal bonus percentage (disregarding for this purpose any Executive who receives a bonus but is not being awarded a portion of such Phantom Stock Retirement Award).

(e)

Each Phantom Stock Option Award granted to selected Employees pursuant to Section 6(b) shall be allocated among those Employees in such manner as determined by the Committee, taking into account such performance criteria the Committee considers appropriate, which may vary from year to year and from Executive to Executive.

(f)

Unless the Committee determines to allocate Trustee Awards in a different manner, Trustee Awards shall be allocated as follows: A grant of Phantom Stock Retirement Awards to selected Trustees shall be allocated among those Trustees as follows: (1) One-half of such Phantom Stock Retirement Awards shall be allocated among the selected Trustees on a per capita basis. (2) The remaining one-half of such Phantom Stock Retirement Awards shall be allocated among the selected Trustees proportionately based on each of the Trustee’s full years of Continuous Service (as of the Grant Date), compared to the total full years of Continuous Service (as of the Grant Date) for all Trustees who have then been selected to receive an Award.

(g)	Effective January 1, 2006, Phantom Stock awarded to Trustees shall be at a price at least equal to the value of the Phantom Stock on the date of the Award.

(h)	All Awards granted under this Plan shall be made in compliance with Section 409A.

          7.          Phantom Stock Accounts. Phantom Stock granted to a Participant shall be credited to a Phantom Stock Account established and maintained for the Participant. The Phantom Stock Account shall be the record of Phantom Stock granted to a Participant for accounting purposes only, and shall not constitute a segregation of assets of the Bank. The Phantom Stock Account of a Participant shall be valued by the Committee, in the manner provided for herein, as of the Grant Date and on each Valuation Date thereafter to reflect changes in the hypothetical value of the Phantom Stock Account, additional Awards, and subsequent distributions to the Participant. Separate Phantom Stock Accounts shall be established for each Participant’s Phantom Stock Retirement Awards and

Phantom Stock Option Awards, and as otherwise determined by the Committee to be necessary or appropriate.

          8.          Adjustments in Phantom Stock Accounts. As soon as practicable after each Valuation Date, the Committee shall review the independently audited consolidated financial statements of the Bank and its Affiliates for such year (or the unaudited consolidated balance sheet of the Bank and its affiliates as of the last day of the calendar month next preceding a Change in Control) to determine the Net Worth Appreciation or Depreciation since the last Valuation Date. A Participant’s Phantom Stock Account then shall be adjusted by multiplying the hypothetical value of the Participant’s Phantom Stock Account since the last Valuation Date by a factor equal to one (1) plus or minus the percentage Net Worth Appreciation or Depreciation since the last Valuation Date. Notwithstanding the foregoing, except in the case of a Change in Control, the hypothetical value of a Participant’s Phantom Stock Account as of the Valuation Date coincident with or next preceding the Participant’s Retirement Age shall be no less than ninety percent (90%), nor more than one hundred and twenty percent (120%), of the hypothetical value of the Participant’s Phantom Stock Account as of the immediately preceding Valuation Date. Effective for Plan Years commencing on or after January 1, 2003, except in the case of a Change in Control, a Participant’s Phantom Stock Account as of any Valuation Date shall be valued at no less than ninety percent (90%), nor more than one hundred and twenty-five percent (125%), of the Participant’s Phantom Stock Account as of the next preceding Valuation Date. No Net Worth Appreciation or Depreciation shall be credited or debited to a Participant’s Phantom Stock Account after his Separation From Service, or, after the last Valuation Date prior to a Change in Control if the Participant is employed immediately prior to such Change in Control.

          9.          Vested Interest in Phantom Stock Benefit; Forfeitures. A Participant’s Vested Interest in his Phantom Stock Benefit relating to an Award shall be determined by multiplying the Phantom Stock Benefit pertaining to such Award by the applicable percentage determined by reference to the Participant’s complete Years of Service relating thereto:

Complete Years of Service	Vested Interest

1	20%
2	40%
3	60%
4	80%
5 or more	100%

Notwithstanding the foregoing, with respect to Awards granted prior to January 1, 2006, a Participant who is a Trustee shall always have a one hundred percent (100%) Vested Interest in his Phantom Stock Benefit. Effective January 1, 2006, Awards granted to a Participant who is a Trustee shall be subject to the vesting schedule set out above, unless otherwise provided herein.

          In addition, a Participant shall have a one hundred percent (100%) Vested Interest in his Phantom Stock Benefit attributable to all Awards under the following circumstances:

(1)	the Participant’s Agreement provides for full vesting in his Phantom Stock Benefit;

(2)	in the case of an Executive, the Participant’s Separation From Service occurs on or after his attainment of age 65;

(3)	in the case of an Executive, the Participant dies or experiences a Disability prior to his Separation From Service,

(4)	there is a Change in Control prior to or simultaneously with the Participant’s Separation From Service; or

(5)	there occurs such other circumstances as described in the Participant’s Agreement that would give rise to full vesting.

In the event a Participant experiences a Separation From Service for any reason, except as otherwise provided herein, the unvested portion of a Participant’s Phantom Stock Benefit and the associated Phantom Stock shall be forfeited.

          10.     Forfeiture Upon Termination for Cause. If a Participant’s service as an Executive is Terminated for Cause prior to a Change in Control, his Phantom Stock Benefit and associated Phantom Stock shall be forfeited. If the Participant or his Beneficiary has received any Phantom Stock Benefits and it is subsequently determined that the Participant was Terminated for Cause prior to a Change in Control, then the amount of Phantom Stock Benefits previously paid shall be returned by the Participant or his Beneficiary to the Bank, and no further Phantom Stock Benefits shall be payable to the Participant or his Beneficiary.

          11.     Regulatory Restrictions. The obligations of the Bank to a Participant under the Plan are subject to the following restrictions:

(a)

Temporary Suspension or Prohibition. If the Participant is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. §1818(e)(3) and (g)(1), the Bank’s obligations to such Participant under the Plan shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion reinstate in whole or in part any of its obligations which were suspended.

(b)

Permanent Suspension or Prohibition. If the Participant is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Bank to such Participant under the Plan shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)

Default. If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Bank to Participants and their Beneficiaries under the Plan shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(d)

Termination by Regulators. All obligations of the Bank to Participants and their Beneficiaries under the Plan shall be terminated, except to the extent determined that continuation of the Plan is necessary for the continued operation of the Bank: (i) at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the FDIC at the time it approves a supervisory merger to resolve problems related to operation of the Bank. Any rights of the parties that have already vested, however, shall not be affected by any such action.

(e)

Other Regulatory Restrictions on Payment. Notwithstanding anything herein to the contrary, (1) any payments made by the Bank under the Plan shall be subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder and (2) payments contemplated to be made by the Bank under the Plan shall not be immediately payable to the extent such payments barred or prohibited by an action or order issued by the Director of Banks of the Washington Department of Financial Institutions, or the FDIC.

(f)

Section 409A Payment Date. Any benefit payment delayed in accordance with this Section 11 shall be paid at the earliest date at which the Bank reasonably anticipates that such payment would be permissible.

12.	Phantom Stock Benefits Attributable to Phantom Stock Retirement Awards.

(a)

Except as provided in Section 12(b), the Participant shall be entitled to receive his Monthly Benefit commencing on the June 30th or December 31st coincident with or next following the Participant’s Retirement Age. The Monthly Benefit shall be paid over the number of months set forth in the Participant’s Agreement. The Monthly Benefit shall be determined by reference to the Vested Interest in his Phantom Stock Benefit attributable to his Phantom Stock Retirement Awards, and the period of time over which the Phantom Stock Benefit is to be paid.

(b)

The Monthly Benefit payable with respect to Phantom Stock Retirements Awards granted pursuant to Section 6(c), shall commence on the June 30th or December 31st coinciding with or next following the tenth anniversary of his Retirement Age (for

Trustees who came onto the Board prior to September 1, 1990: for other Trustees it will be their fifth anniversary). The Monthly Benefits shall continue for one hundred and twenty (120) months. The Monthly Benefit shall be based on the Phantom Stock Benefit attributable to his Phantom Stock Retirement Awards granted pursuant to Section 6(c).

(c)

If the Participant dies prior to the commencement of the Monthly Benefits due him under his Agreement, no benefit shall be paid under this Section 12. In lieu thereof, the Participant’s Beneficiary shall receive a lump sum death benefit from a life insurance contract maintained by the Bank on the Participant’s behalf, equal to the present value of the Monthly Benefit Payments that would have been payable to the Participant had he terminated employment with the Bank on the day preceding the date of his death, had a 100 percent Vested Interest in his Monthly Benefit, and such Monthly Benefit commenced at the Participant’s Retirement Age. If the Participant dies after his Monthly Benefits have commenced but prior to payment of all monthly payments due him under his Agreement, no further benefit shall be paid under this Section 12. In lieu thereof, the Participant’s Beneficiary shall receive a lump sum death benefit from a life insurance contract maintained by the Bank on the Participant’s behalf, equal to the present value of the remaining Monthly Benefit payments that would have been paid to the Participant had he lived. Present values under this Section 12(c) shall be determined using an interest rate factor of 6 percent per annum, and such other equivalency factors as the Committee determines appropriate. Life insurance contract payments under this Section 12(c) shall be paid as soon as practicable after the Participant’s death.

(d)

A Participant will not be credited with earnings on the value of his Phantom Stock Benefit attributable to his Phantom Stock Retirement Award after the earlier of his Separation From Service or his Retirement Age.

13.	Phantom Stock Benefits Attributable to Phantom Stock Option Awards.

(a)

Except as provided in Section 13(b), with respect to each Phantom Stock Option Award, if before the Fifth Anniversary the Participant either has not experienced a Separation From Service, dies, becomes Disabled while providing services to the Bank, or attains his Retirement Age, then on the Fifth Anniversary the Participant shall receive in full settlement of that Phantom Stock Option Award a cash lump sum equal to the value of his Phantom Stock Benefit attributable to that Phantom Stock Option Award.

(b)

If the Participant elects in his Agreement to defer the receipt of the Phantom Stock Benefit attributable to that Phantom Stock Option Award until his Retirement Age, then (1) after the Fifth Anniversary the value of such Phantom Stock Benefit shall no longer be adjusted in accordance with Section 8, (2) such Phantom Stock Benefit shall be credited, as of each succeeding Valuation Date until the earlier of the date the Participant attains his Retirement Age or dies, with an interest factor, and (3) the Phantom Stock Benefit shall be paid to him in a cash lump sum on his Retirement Age. If the Participant dies prior to receiving the payment due him under this Section 13, then no further benefit shall be paid under this Section 13. In lieu thereof, the Participant’s Beneficiary shall receive a lump sum death benefit from a life insurance contract maintained by the Bank on the Participant’s behalf, equal to the value of his unpaid Phantom Stock Benefits attributable to the Participant’s Phantom Stock Option Award(s), determined on the date of the Participant’s death.

(c)

Except as provided for herein, if the Participant experiences a Separation From Service prior to the Fifth Anniversary of the date of his Phantom Stock Option Award, then no benefits shall be paid with respect to that Award.

(d)

Regardless of when benefits commence under this Section 13, the Phantom Stock units that formed the basis of a Participant’s Phantom Stock Option Award shall be considered canceled (and again made available for subsequent Awards) on the earlier of the Participant’s Separation From Service or the Fifth Anniversary.

          14.     Effect of Change in Control. In the event of a Change in Control, (i) each Participant employed by the Bank immediately preceding the date of such Change in Control shall have a one hundred percent (100%) Vested Interest in his Phantom Stock Benefit, and (ii) no later than 60 days following the date of such Change in Control, each such Participant shall receive a cash lump sum equal to the value of his entire Phantom Stock Benefit.

          15.     Assignments and Transfers. No right or interest of any Participant in the Plan will be assignable or transferable or subject to any lien or encumbrance, whether directly or indirectly, by operation of law or otherwise, including, without limitation, execution, levy, garnishment, attachment, pledge, or bankruptcy except, in the event of the death of a Participant, to his Beneficiary.

          16.     Rights Under the Plan. No Executive or Trustee shall have a right to be selected as a Participant, and no Executive, Trustee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Bank. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Bank.

          17.     Withholding Tax. The Bank shall have the right to deduct from all amounts paid under the Plan any taxes required by law to be withheld with respect to such payments.

          18.     Amendment or Termination. The Bank shall have the right to modify, amend or terminate the Plan by action of the Board. However, no modification, amendment or termination shall adversely affect the then Vested Interest of any Participant in Phantom Stock units previously granted and the corresponding Phantom Stock Benefit relating thereto, unless the Participant agrees in writing. No amendment shall be effective which causes the Plan to violate Section 409A.

          The ability of the Bank to terminate this Plan, and the timing and manner of distributing benefits in connection with the Plan termination, shall in all respects comply with Section 409A. Accordingly, unless Section 409A permits otherwise, the Plan may be terminated only if: (a) all arrangements sponsored by the Bank that are required to be aggregated with this Plan under Section 409A are terminated; (b) no payments other than payments that would be payable under the terms of the Plan or an aggregated plan if the termination had not occurred are made within 12 months of the termination of the arrangements; (c) all payments are made within 24 months of the termination of the Plan and related arrangements; and (d) the Bank does not adopt a new arrangement that would be required to be aggregated with this Plan under Section 409A if the same Participant participated in both arrangements, within five years of the termination of the Plan.

          19.          Beneficiary. Each Participant shall have the right, at any time, to designate Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Participant participates. A Participant shall designate his Beneficiary by completing and signing a beneficiary designation form and returning it to the Committee. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the beneficiary designation form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new beneficiary designation form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last beneficiary designation form filed by the Participant and accepted by the Committee prior to his death. In the event of the death of a Participant without a designated Beneficiary, any benefits remaining to be paid under the Plan to such Participant shall be paid to the Participant’s estate in the same manner as such payments would have been paid to the Participant.

          20.          No Funding. Nothing contained in the Plan and no action taken hereunder will create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and any Participant or any other person. Amounts due under the Plan at any time and from time to time will be paid from the general funds of the Bank. To the extent that any person acquires a right to receive payments hereunder, such right shall be that of an unsecured general creditor of the Bank.

          21.          Indemnification of Committee. No member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Awards made hereunder; and the members of the Committee shall be entitled to indemnification and reimbursement by the Bank in respect of any claim, loss, damage, or expenses (including counsel fees) arising therefrom to the full extent permitted by law or regulation, and under any directors’ and officers’ liability or similar insurance coverage that may be in effect from time to time.

          22.          Binding Effect. The Plan shall inure to the benefit of the Participants hereunder and their respective estates and legal representatives, and it shall be binding on the successors of the Bank.

          23.          Expenses of the Plan. The expenses of administering the Plan will be borne by the Bank.

          24.          Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Washington, except to the extent that such laws are preempted by Federal law.

          25.          Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

          The Bank has signed the Plan as of _________, __, 2006, but effective for all purposes as of January 1, 2005.

ANCHOR MUTUAL SAVINGS BANK

By:

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